EXHIBIT 10.25

PROCESSING AND PACKAGING AGREEMENT

          THIS AGREEMENT, made and entered into this  27  day of  June,  2000, by and between Clover Farms Dairy Company, with principal offices at 3300 Pottsville Pike, P.O. Box 14627, Reading, Pennsylvania 19612 (hereinafter referred to as CFD), and NuVim Inc., with principal offices at 12 Route 17 North, Suite 210, Paramus, New Jersey, 07652 (hereinafter referred to as NuVim).

WITNESSETH:

          WHEREAS, CFD is a processor and distributor of milk, dairy products, and beverages and has the technology, equipment, capacity and expertise to process and package non-alcoholic dietary supplement beverage products at its Reading, Pennsylvania plant; and

          WHEREAS, NuVim desires CFD to produce for NuVim dietary supplement beverage products under the NuVim label.

          NOW, THEREFORE, in consideration of the covenants and conditions hereinafter contained, the parties hereto mutually agree as follows:

1.	PRODUCTION

1.1

CFD agrees to process, package and prepare for shipment, and NuVim agrees to purchase, from CFD, and only from CFD, such quantities of dietary supplement beverages (hereinafter Products) as may be required to meet NuVim’s sales requirements.

1.2

All Products will be processed and packaged, ready for shipment in accordance with the formula, specifications and quality procedure, which are provided by NuVim and incorporated by reference hereto and made a part hereof:

1.3

Products intended for sale in the New York Metropolitan test market area (“Test Market”) will be processed at the Reading, Pennsylvania factory of CFD. If NuVim decides to expand the sale of Product to areas outside of the Test Market, in recognition of CFD’s willingness to produce Product to satisfy NuVim’s marketing needs, NuVim grants to CFD the option to be the sole and exclusive producer of Product for sales outside of the Test Market, at prices NuVim shall pay to CFD for its services as provided hereinafter, for distribution by NuVim in the Eastern United States, consisting of the states named in Attachment A hereto. CFD shall process such Product at its Reading,

Pennsylvania production facility or by arranging for such production at a plant or plants owned by or in a strategic relationship with CFD.

However, if CFD chooses to process Product at any facility other than in Reading, PA, the added costs and expenses, if any, attributable to such other site, including without limitation transportation and warehousing of Product or raw materials, shall not affect (that is, shall not be passed through to NuVim) the price to be paid by NuVim for such Product.

1.4	Representatives of NuVim will be permitted to enter the CFD production facility upon reasonable notice, at reasonable times to inspect the manner in which Product is being produced.

2.	PACKAGING AND INGREDIENTS

2.1

NuVim covenants with, warrants and represents to CFD that NuVim’s formulas and specified ingredients for its Products to be processed or distributed by CFD are and will be safe and fit for human consumption and for the purposes for which the Products are intended.

2.2

NuVim assumes responsibility for insuring that all labels for the Product comply with all packaging and labeling requirements of federal and state laws. NuVim will retain ownership of all artwork, engraving and plates for the packaging.

2.3

CFD will purchase packaging supplies on behalf of NuVim. It is agreed that CFD will obtain the approval of NuVim prior to ordering such packaging and NuVim shall reimburse CFD for the cost of all materials that NuVim fails to authorize the use of in production.

2.4

CFD will supply those ingredients for use in Product that are ordinarily used in CFD operations. NuVim will purchase those ingredients not supplied by CFD, and will consult with CFD as to quantities which may be stored by CFD at no charge. NuVim has expressed the desire and goal to have all ingredients needed for the production of Product, except the MPC (milk protein concentrate), supplied by CFD.

2.5	All ingredients and packaging materials purchased by NuVim, but stored by CFD for NuVim, will remain the property of NuVim.

3.	PROCESSING AND DISTRIBUTION CHARGES

3.1

CFD’s processing charges will be agreed to by the parties from time to time, and NuVim will issue a purchase order which, when accepted by CFD will establish the basis for invoicing. It is recognized by the parties that CFD prepared a good faith estimate of its charges which was set at $1.40 per eight 64 oz cartons, without actual experience in processing Product. It has been agreed that CFD, after gaining experience in processing Product, will communicate to NuVim a processing charge for production of Product from and after the date set forth in the communication, it being understood that such processing charge will either confirm the initial processing charge or propose an increase in such charge. After notification to NuVim of an increase in the initial processing charge or in any future processing charges, NuVim shall have the option to accept or reject the increase. If NuVim rejects the increase in processing charge, the parties agree to negotiate in good faith a processing charge which is acceptable to both parties. If the parties fail to agree on an increase in the processing charge, CFD shall continue to produce Product and NuVim shall pay for such Product at the increased processing charge, provided, however, that NuVim shall have the option to terminate this Agreement upon 30 days notice at any time thereafter. CFD’s changes in the charge for processing Product will be reviewed and revised from time to time after consulting with NuVim, but not more frequently than once in any twelve month period.

3.2

The parties agree that loss allowances will be reviewed on an annual basis to confirm or adjust such allowance. It has been agreed that the first review of allowances will be conducted after 6 months of production, then annually thereafter.

4.	INDEMNIFICATION

4.1

CFD agrees to indemnify and hold NuVim harmless from all losses, claims, damages and expenses, including reasonable attorneys fees, for claims arising from recalls necessitated by CFD’s negligence or wrongful acts or omissions. CFD will not be liable for indirect or consequential loss or damages.

4.2

NuVim agrees to indemnify and hold CFD harmless from any losses, claims, damages and expenses, including reasonable attorney’s fees, arising from NuVim’s recalls of product ordered by governmental authority as a result of deficiencies in the documentation provided by NuVim, its trademark or labeling claims, or breach of any representations covenant or warranty by NuVim.

5.	INSURANCE

5.1

NuVim will furnish CFD with a certificate of Insurance written by underwriters holding a rating of at least “A” by A.M. Best & Co. or an equivalent insurance rating agency, evidencing product liability coverage in a face amount reasonably acceptable to CFD, which shall be non-cancelable except upon at least 30 days prior written notice to CFD. CFD will furnish NuVim with a similar certificate of insurance evidencing its Operations Liability Insurance, including Vendor’s Coverage.

6.	SPECIAL CONSIDERATION

6.1

As an inducement to CFD to produce the product, NuVim has agreed to accept investment by CFD in the private capital structure of NuVim, by granting CFD the right and option to purchase three 100,000 share units for each $5,000,000 (at$1.00 per share) of shares or less to be issued, as described in the NuVim private equity memorandum. CFD may exercise this option in whole or in part (but only in even multiples of 100,000 shares), at any time up to and including, but not after September 15, 2000 and shall survive the termination of this Agreement and the sale of NuVim whether by sale of substantially all its assets or of stock.

7.	TERM

7.1

This agreement will commence as of June 1, 2000 and continue in effect until May 31, 2015 unless sooner terminated by any of the events specified in section 7.2 hereof or as provided in section 3.1 hereof.

7.2

This agreement may be terminated prior to the end of the initial term or any extended term by the written agreement of the parties, or in the event either party files or has filed against it a petition under the Federal Bankruptcy Act or fails to perform or breaches in a material way any of its obligations hereunder and such breach or failure to perform continues for a period of 30 days after receipt of notice from the other party of its intent to terminate and the reasons therefore. If the failure to perform or breach is cured by the party receiving the notice within 30 days after receiving notice, then the termination notice will be of no further force or effect and the agreement will continue uninterrupted.

8.	NOTICES

8.1	All notices or communications provided for herein will be deemed to have been properly given when deposited in the United States registered or certified mail, postage prepaid, addressed as follows:

If to NuVim:	NuVim, Inc.
12 Route 17 North, Suite 210
Paramus, NJ 07652

If to CFD:	Clover Farms Dairy Company
3300 Pottsville Pike
P.O. Box 14627
Reading, PA 19612-4627

9.	MISCELLANEOUS

9.1

To secure CFD for NuVim’s obligations to pay for CFD’s services, NuVim agrees to post and maintain in effect with CFD throughout the term hereof an unconditional notation letter of credit (“LC”) naming CFD as beneficiary, issued by Summit Bank or other bank acceptable to CFD, in the initial face amount of $250,000.00. NuVim shall cause the face amount of the LC to be increased from time to time, but not more that twice in any consecutive twelve month period upon notice from CFD which specifies the then sum to be covered by the LC. The amount of the LC shall be a sum reasonably then approximating 1) CFD’s accounts receivable owing by NuVim plus 2) the value of CFD’s inventory held exclusively for NuVim’s account from time to time. If the LC shall not have been extended or renewed at least twenty (20) business days before its stated expiration date, or if NuVim shall have failed to pay any invoices payable to CFD within the due date specified therein and a grace period of ten (10) days thereafter, CFD may present one or more drafts to the issuer for immediate payment. The LC shall be substantially in the form attached hereto as Exhibit 9.1. Nothing herein shall relieve NuVim of the obligation to pay all unpaid charges properly submitted by CFD pursuant to this Agreement.

9.2	This agreement may not be assigned in whole or in part by either party hereto without the consent of the other party.

9.3	This agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

          IN WITNESS WHEREOF, the parties hereto have respectively caused two copies of this Agreement to be executed by a duly authorized officer as of the day and year written above.

NUVIM, INC.

By	PAUL YOUNG

Title	Vice President

CLOVER FARMS DAIRY COMPANY

By	[ILLEGIBLE]

Title	Treas

Attachment A

          The states referenced as the Eastern United States in section 1.3 are:

     Maine, New Hampshire, Massachusetts, Rhode Island, New York, Pennsylvania, New Jersey, Delaware, Maryland, Virginia, West Virginia, Ohio, North Carolina, South Carolina, Georgia and Florida.